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Exhibit 21.01

SUBSIDIARIES OF PORTOLA PACKAGING, INC.

        Portola Packaging Canada Ltd., a Yukon Territory corporation (operating)

  Portola Packaging Limited, a corporation organized under the laws of England and Wales (formerly Cap Snap (U.K.) Ltd.)(operating)

  Portola Packaging Inc. Mexico, S.A. de C.V., a Mexican corporation (operating)

  Northern Engineering and Plastics Corporation, a Delaware corporation (operating)

  Tech Industries, Inc., a Rhode Island corporation (operating)

  Portola Allied Tool, Inc., a Delaware corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

  Shanghai Portola Packaging Company Limited, a People's Republic of China Corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

  Portola Holding (Asia Pacific) Limited, a Hong Kong corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

  Portola Ltd. (U.K.), a corporation organized under the laws of England and Wales (operating but not significant pursuant to Item 601 of Regulation S-K)

  Portola GmbH, an Austrian corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

  Portola s.r.o., a Czech Republic corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

  Tech Industries, Inc., a United Kingdom corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

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SUBSIDIARIES OF PORTOLA PACKAGING, INC.